Exhibit 5.1

[DEBEVOISE & PLIMPTON LLP LETTERHEAD]

May 21, 2014

American Airlines, Inc.

4333 Amon Carter Boulevard

Fort Worth, Texas 76155

American Airlines, Inc.

Pass Through Certificates, Series 2013-1

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to American Airlines, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-4 (the “Registration Statement”) on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus included therein (the “Prospectus”). The Registration Statement relates to the exchange offer (the “Exchange Offer”) by the Company of Pass Through Certificates, Series 2013-1 (the “New Certificates”) for Pass Through Certificates, Series 2013-1 (the “Old Certificates”) originally issued pursuant to the applicable exemptions from registration under the Securities Act. The Old Certificates were issued in three classes in an aggregate face amount of $783,147,000 and the Company is offering for exchange New Certificates to be issued in three classes up to an aggregate face amount of $783,147,000 (and aggregate pool balance of up to $764,831,000) pursuant to (i) the Pass Through Trust Agreement, dated as of March 12, 2013 (the “Basic Agreement”), between the Company and Wilmington Trust Company, as Pass Through Trustee for the trust relating to each class of New Certificates (being referred to herein individually as the “Trustee”) and (ii) (a) the Trust Supplement 2013-1A with respect to Class A of the New Certificates, dated as of March 12, 2013, to the Basic Agreement between the Company and the Trustee (the Basic Agreement as so supplemented, the “American Airlines 2013-1A Pass Through Trust Agreement”), (b) the Trust Supplement 2013-1B with respect to Class B of the New Certificates, dated as of March 12, 2013, to the Basic Agreement between the Company and the Trustee (the Basic Agreement as so supplemented, the “American Airlines 2013-1B Pass Through Trust Agreement”) and (c) the Trust Supplement 2013-1C with respect to Class C of the New Certificates, dated as of June 5, 2013, to the Basic Agreement between the Company and the Trustee (the Basic Agreement as so supplemented, the “American Airlines 2013-1C Pass Through Trust Agreement” and, together with the American Airlines 2013-1A Pass Through Trust Agreement and the American Airlines 2013-1B Pass Through Trust Agreement, the “Trust Agreements”).

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In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Trust Agreements and any other applicable documents and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based on and subject to the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) when each class of New Certificates has been duly and validly executed, authenticated and issued by the applicable Trustee, and the New Certificates of each such class have been delivered by the applicable Trustee in exchange for the relevant class of Old Certificates pursuant to the Exchange Offer described in the Registration Statement and the Prospectus, the New Certificates of each such class will constitute valid and binding obligations of the applicable Trustee, enforceable against such Trustee in accordance with its terms, and (ii) each Trust Agreement is a valid and binding obligation of the Company and the applicable Trustee, enforceable against the Company and the applicable Trustee in accordance with its terms.

Our opinions set forth above are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting creditors’ or secured parties’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding at law or in equity), (iii) concepts of good faith, reasonableness and fair dealing and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy.

Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the New Certificates or the Trust Agreements that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by Section 1-102(3) of the Uniform Commercial Code (as in effect in any applicable jurisdiction) or other provisions of applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to

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adjudicate any controversy or (iv) provide that any prohibited or unenforceable provision thereof may be severed without invalidating the remaining provisions thereof. In addition, the enforceability of any provision in the New Certificates or the Trust Agreements to the effect that (x) the terms thereof may not be waived or modified except in writing, or (y) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We express no opinion as to any provisions of the New Certificates or the Trust Agreements relating to the submission to the jurisdiction of any court other than the courts of the State of New York sitting in the County of New York and the United States District Court for the Southern District of New York, and we express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the New Certificates or the Trust Agreements, or any of the transactions contemplated thereby.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, as currently in effect, in each case that in our experience are normally applicable to transactions of this type, except that we do not express any opinion concerning aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Convention on International Interests in Mobile Equipment and the related Aircraft Equipment Protocol (the “Cape Town Treaty”) or any other laws, rules, or regulations of the United States of America or promulgated under the Cape Town Treaty relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof) or other laws, rules or regulations applicable to the particular nature of the equipment subject to the Trust Agreements, or the business conducted by the Company or the Trustee. Our opinions expressed above are limited to the laws of the State of New York governing the enforceability of contracts as such.

In rendering the opinions set forth above, we have relied upon, and have assumed the correctness of, the opinion dated today and delivered to you of Morris James LLP, special counsel for the Trustee, and we have made no investigation of law or fact as to the matters stated in such opinion. Other than to the extent we specifically express an opinion herein, we have made the same assumptions as set forth in such opinion, and our opinion is subject to all the assumptions, qualifications and limitations as are therein set forth.

This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may alter, affect or modify the opinions expressed herein.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP